UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Concur Technologies, Inc.

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January 31, 2008

To Our Stockholders:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Concur Technologies, Inc., which will be held at the Bellevue Club, 11200 Southeast 6th Street, Bellevue, Washington, at 11:00 a.m. local time on Wednesday, March 12, 2008.

Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

We encourage you to use this opportunity to take part in the affairs of Concur by voting on the business to come before the meeting. Whether or not you plan to attend, please complete, sign and date, and promptly return the enclosed proxy card in the accompanying reply envelope so that your shares will be represented at the meeting. You may also submit your proxy via the Internet or telephone as specified in the accompanying Internet and telephone voting instructions. If you decide to attend the meeting and wish to change your proxy vote, you may do so by voting in person at the meeting.

We look forward to seeing you at the meeting.

Sincerely,

S. Steven Singh

Chief Executive Officer and Chairman of the Board

CONCUR TECHNOLOGIES, INC.

18400 N.E. Union Hill Road

Redmond, WA 98052

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held March 12, 2008

The 2008 Annual Meeting of Stockholders of Concur Technologies, Inc. will be held at the Bellevue Club, 11200 Southeast 6th Street, Bellevue, Washington, at 11:00 a.m. local time on Wednesday, March 12, 2008, for the following purposes:

1.	To elect two Class III members of the Board of Directors.

2.	To ratify the selection of Grant Thornton LLP as Concur’s independent registered public accounting firm for the fiscal year ending September 30, 2008.

3.	To transact such other business as may properly come before the meeting.

These items of business are more fully described in the accompanying proxy statement. Only stockholders of record at the close of business on January 23, 2008 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. A complete list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for any purpose relevant to the meeting, at Concur’s offices at 18400 N.E. Union Hill Road, Redmond, Washington, during Concur’s ordinary business hours for ten days before the meeting.

By Order of the Board of Directors of Concur Technologies, Inc.

S. Steven Singh

Chief Executive Officer and Chairman of the Board

Redmond, Washington

January 31, 2008

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please complete, sign and date, and promptly return the accompanying proxy card in the enclosed postage-paid return envelope so that your shares will be represented at the meeting. You may also submit your proxy via the Internet or telephone as specified in the accompanying Internet and telephone voting instructions. Your participation will help to ensure the presence of a quorum at the meeting and save Concur the extra expense associated with additional solicitation. Sending your proxy card will not prevent you from attending the meeting, revoking your proxy, and voting your stock in person.

CONCUR TECHNOLOGIES, INC.

18400 N.E. Union Hill Road

Redmond, WA 98052

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors of Concur Technologies, Inc., a Delaware corporation, for use at Concur’s 2008 Annual Meeting of Stockholders, to be held at the Bellevue Club, 11200 Southeast 6th Street, Bellevue, Washington, at 11:00 a.m. local time on Wednesday, March 12, 2008, and at any adjournments or postponements of the meeting. Concur’s mailing address is 18400 N.E. Union Hill Road, Redmond, Washington 98052.

This proxy statement, the accompanying Notice of Annual Meeting, our 2007 Annual Report on Form 10-K, and the form of proxy card are first being sent to stockholders on or about January 31, 2008. Stockholders are encouraged to review the information provided in this proxy statement in conjunction with our Annual Report to Stockholders for the fiscal year ended September 30, 2007, a copy of which is posted on the investor relations page of our website at www.concur.com.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Voting

Shares of Concur’s common stock are the only shares entitled to vote at the meeting. On January 23, 2008, the record date for determining stockholders entitled to vote at the meeting, there were 44,046,462 shares of Concur common stock outstanding. Each stockholder of record on the record date is entitled to one vote for each share of common stock held by such stockholder on that date. A majority of the outstanding shares of common stock must be present or represented at the meeting in order to have a quorum for the conduct of business. Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting.

Nominees for election to the Board of Directors who receive the highest number of affirmative votes at the meeting will be elected to fill the two open seats. If shares are present at the meeting in person or by proxy, but are not voted, those shares will count toward determining whether or not a quorum is present for the conduct of business at the meeting, as will all shares voted “for”, “against”, or “abstain” on a proposal. Shares that are voted “abstain” will have no effect on the outcome of Proposals 1 or 2.

If the beneficial owner of shares that are held of record by a broker does not instruct the broker how to vote the shares, the broker has authority under applicable stock market rules to vote those shares for or against “routine” matters, such as the proposals regarding election of directors and ratification of auditors. Where a matter is not considered routine, the shares held by the broker will not be voted absent specific instruction from the beneficial holder, and they will not affect the outcome of the proposal.

Voting Electronically via the Internet or Telephone

In addition to voting in person or by returning the enclosed proxy card, stockholders whose shares are registered directly with Wells Fargo Shareowner Services may vote their shares either via the Internet or by calling Wells Fargo Shareowner Services. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth on the accompanying proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage, you may also be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Investor Communication Services online program, which provides eligible stockholders who receive a paper copy of the proxy statement and related proxy materials the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm participates in Broadridge’s program, your voting form from the bank or brokerage firm will provide you with specific instructions for voting your shares. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided.

Proxies

Whether or not you are able to attend the meeting, we urge you to complete, sign and date, and promptly return the accompanying proxy card so that your shares will be represented at the meeting. If you do not specify otherwise on your signed proxy card, it will be voted FOR the director nominees identified in Proposal No. 1, FOR Proposal No. 2, and, in the discretion of the proxy holders, for or against other matters that may properly come before the meeting (including any adjournment to the meeting to another place and time). You may revoke or change your proxy at any time before the meeting. To do this, send a written notice of revocation, or another signed proxy card with a later date to Concur, to the attention of Corporate Secretary, 18400 N.E. Union Hill Road, Redmond, Washington 98052. To be effective, your written notice of revocation or newly signed proxy card must be received by Concur prior to the beginning of the meeting. You may also revoke your proxy by attending the meeting and voting in person.

Please note, however, that if your shares are held of record by a broker, bank, or other nominee, and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank, or other nominee confirming your beneficial ownership of the shares and that such broker, bank, or other nominee is not voting your shares.

Solicitation of Proxies

Concur will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this proxy statement, the proxy, and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others, so that they may forward those solicitation materials to the beneficial owners. Officers and employees of Concur may, without being additionally compensated, solicit proxies by mail, telephone, facsimile, or personal contact. All proxy-soliciting expenses will be paid by Concur in connection with the solicitation of votes for the meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Concur’s Board of Directors consists of seven members, two of whom are to be elected at the 2008 annual meeting. Members of the Board of Directors are divided into Class I, Class II, and Class III directors, with staggered three-year terms. Each director serves for a term ending at the third annual meeting of stockholders following the annual meeting at which he was elected, except that any director appointed by the Board serves for a term ending at the annual meeting of stockholders for the class to which the director was appointed. Each director serves until his successor is elected and qualified or until his earlier death, resignation, or removal. All Concur directors are invited to attend the meeting in person. All seven members of the Board attended our 2007 Annual Meeting of Stockholders.

Information is provided below with respect to the nominees for director and continuing members of the Board of Directors. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees listed below unless otherwise instructed. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. The Board of Directors approved the nomination of the nominees reflected in this Proposal No. 1. Each nominee for director has consented to serve as such if elected by the stockholders. The nominees receiving the highest number of affirmative votes of the shares entitled to vote at the meeting will be elected as Class III members of the Board of Directors, to serve for the terms to which they were elected and until their successors have been elected and qualified. Stockholders may not cumulate votes in the election of directors.

Nominees for Election—Class III Directors (Term to expire in 2008)

Michael W. Hilton, age 43, co-founded Concur in 1993, and serves as its Chief Technology Officer. Mr. Hilton has served as Chairman of the Board of Directors from 1996 until 1999, and has been a director of Concur since 1993. Before co-founding Concur, he served as Senior Development Manager at Symantec Corporation, a computer software and services company, and as Director of Product Development for Contact Software International, a personal computer software publisher that was acquired by Symantec. Mr. Hilton holds a B.A. degree in Computer and Information Sciences and a B.S. degree in Mathematics from the University of California, Santa Cruz.

Jeffrey T. McCabe, age 51, has been a director of Concur since January 2005. Since May 2007, and from March 2004 to July 2005, Mr. McCabe engaged in a wide range of entrepreneurial activities, including strategic consulting for businesses developing new products and services. From August 2005 to May 2007, he served as Chief Executive Officer and member of Tri-Pen TravelMaster Technologies, LLC, a provider of technology solutions for the travel industry. From 1994 to March 2004, he served in various executive positions at American Express, including Senior Vice President and General Manager for the United States and Canadian large-market commercial card business of American Express Corporate Services, a global provider of business travel, corporate card, and purchasing card programs for businesses. Prior to that, Mr. McCabe held executive positions at Labinal S.A. and General Motors, where he worked in Europe and Asia with a focus on developing new business relationships. Mr. McCabe holds a B.S. degree in English and General Engineering from the United States Naval Academy.

Continuing Class I Directors (Term to expire in 2009)

S. Steven Singh, age 46, has served as Concur’s Chief Executive Officer since 1996, and as a director since 1993, including service as Chairman of the Board of Directors since September 1999. From 1993 to 1996, Mr. Singh was General Manager of the Contact Management Division at Symantec Corporation, a computer software and services company.

Jeffrey T. Seely, age 53, has been a director of Concur since October 2005. Since January 2008, he has served as the Chief Executive Officer of Jobster, Inc., a provider of on-line career networking services. From 1998 to November 2007, he served as the President and Chief Executive Officer of ShareBuilder Corporation, an on-line brokerage company and, from 2002 to November 2007, he served as the Chairman of the Board of Directors of that company. Mr. Seely holds a B.A. degree in Economics from St. Lawrence University and an M.B.A. degree from Columbia University.

Continuing Class II Directors (Term to expire in 2010)

William W. Canfield, age 69, has been a director of Concur since July 2003. Since 1987, he has served as the President and Chief Executive Officer of TALX Corporation, a business process outsourcer of payroll data-centric services. In May 2007, TALX Corporation was acquired by Equifax, Inc. Since May 2007, Mr. Canfield has served as a director of that company. Mr. Canfield holds a B.S. degree in Electrical Engineering from Purdue University and an M.B.A. degree from Washington University. In 2005 Mr. Canfield was found by the SEC to have committed violations of rules under the U.S. securities laws governing the books and records of TALX Corporation, as a result of which he was found to be a cause of certain securities law violations by TALX Corporation. Without admitting or denying any wrongdoing, Mr. Canfield entered into a settlement with the SEC, the terms of which included payment of $859,999 in disgorgement and $100,000 in civil penalties, and consented not to violate specified provisions of U.S. securities laws in the future.

Gordon Eubanks, age 61, has been a director of Concur since June 2005. From October 2006 to November 2006, Mr. Eubanks served as acting Chief Executive Officer, and, since October 2006, has served as a director, of Asempra Technologies, a private software company. From 2005 until 2006, Mr. Eubanks served as Chairman of the Board of Preventsys, an enterprise security software company, which was sold in June 2006. Since June 2006, Mr. Eubanks has been managing personal investments and working as an advisor to a number of venture capital firms. From April 1999 to March 2005, Mr. Eubanks served as President and Chief Executive Officer of Oblix, Inc., a provider of enterprise identity management solutions that was acquired by Oracle in 2005. From 1984 to 1999, Mr. Eubanks served as President and Chief Executive Officer of Symantec Corporation, an international technology firm focused on protecting information and computer systems. Mr. Eubanks serves as Chairman of the Board of Directors of Transforma Acquisition Group, Inc., a publicly-held special purpose acquisition corporation formed for the purpose of acquiring assets or control of operating businesses. Mr. Eubanks holds a Bachelor of Science degree in Electrical Engineering from Oklahoma State University and a M.S. degree in Computer Science from the Naval Postgraduate School.

Robert T. Abele, age 52, has been a director of Concur since March 2006. Since September 1999, he has served as the President of Corporate Payment Systems of U.S. Bancorp, a global leader in Corporate, Government, Purchasing, Fleet, and Aviation cards, as well as business-to-business payment services. From 1991 to September 1999, Mr. Abele held various other senior management positions at U.S. Bancorp. Prior to that time, he held the positions of Director of Sales—Citicorp Diners Club in Fairfax, Virginia; Assistant Vice President—Fidelity Bank in Philadelphia, Pennsylvania; and Manager of Administration—Certainteed Corporation in Valley Forge, Pennsylvania. Mr. Abele holds a B.S. degree in Economics and Finance from Lehigh University.

Board of Directors Meetings and Committees

The Board of Directors held eight meetings during fiscal year 2007. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors (held during the time period for which each such director served on the Board of Directors) and meetings of committees on which each such director served. The Board of Directors has determined that each of Messrs. Seely, Canfield, Eubanks, McCabe and Abele are independent directors as defined in the listing standards of The NASDAQ Stock Market. In making this determination with respect to Mr. Abele, the Board of Directors considered Concur’s sales referral relationship with U.S. Bank National Association N.D., a subsidiary of U.S. Bancorp, where Mr. Abele serves as President of Corporate Payment Systems.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

Audit Committee

The Board of Directors has adopted a charter governing the duties and responsibilities of the Audit Committee, which is posted on our Internet website at www.concur.com. The principal functions of the Audit Committee include:

•	overseeing the integrity of Concur’s financial statements and its compliance with related legal and regulatory requirements;

•	monitoring the adequacy of Concur’s accounting and financial reporting, and its internal controls and processes for financial reporting;

•	overseeing Concur’s relationship with its independent auditors, including appointing, evaluating, and setting the compensation of the independent auditors; and

•	facilitating communication among the independent auditors, Concur’s management, and the Board of Directors.

Directors Seely, McCabe and Abele are the members of the Audit Committee. Each member of the committee meets the independence and other requirements to serve on our Audit Committee under applicable securities laws and the rules of the SEC and listing standards of The NASDAQ Stock Market. The Board of Directors has determined that Messrs. Seely and Abele are “audit committee financial experts” as defined by the rules of the SEC. The Audit Committee met nine times during fiscal year 2007. The report of the Audit Committee is provided below.

Compensation Committee

The Board of Directors has adopted a charter governing the duties and responsibilities of the Compensation Committee, which is posted on our Internet website at www.concur.com. The principal functions of the Compensation Committee include:

•

reviewing and making recommendations to the Board of Directors regarding all forms of salary, bonus, and stock compensation provided to executive officers of Concur, the long-term strategy for employee compensation, the types of stock and other compensation plans to be used by Concur and the shares and amounts reserved thereunder;

•	overseeing the overall administration of Concur’s equity-based compensation and stock option plans; and

•	addressing such other compensation matters as may from time to time be directed by the Board of Directors.

Directors Canfield, Eubanks and Abele are the members of the Compensation Committee. Each member of the committee meets the independence and other requirements to serve on our Compensation Committee under applicable securities laws and the rules of the SEC and the listing standards of The NASDAQ Stock Market. The Compensation Committee may delegate to one or more subcommittees, or our Chief Executive Officer, the authority to determine compensation to be paid to persons who are not executive officers. The Compensation Committee may delegate to the Chief Executive Officer the authority to grant restricted stock units and stock options to our employees who are not members of the Board of Directors or executive officers, provided that no such restricted stock units or stock options exceed any limit established by the Board or the Compensation Committee. The Compensation Committee met four times during fiscal year 2007. The report of the Compensation Committee is provided below.

Nominating and Corporate Governance Committee

The Board of Directors has adopted a charter governing the duties and responsibilities of the Nominating and Corporate Governance Committee, which is posted on our Internet website at www.concur.com. The principal functions of the Nominating and Corporate Governance Committee are:

•	assisting the Board of Directors in identifying, evaluating, and nominating candidates to serve as members of the Board of Directors;

•	recommending director nominees for the next annual meeting of stockholders to the Board of Directors;

•	reviewing and making recommendations to the Board of Directors regarding the composition and operations of the Board; and

•	reviewing and making recommendations to the Board of Directors regarding corporate governance policies and ethical conduct.

Directors McCabe, Canfield and Eubanks are the members of the Nominating and Corporate Governance Committee. Each member of the committee meets the independence and other requirements to serve on our Nominating and Corporate Governance Committee under applicable securities laws and the rules of the SEC and the listing standards of The NASDAQ Stock Market. The Nominating and Corporate Governance Committee met two times during fiscal year 2007.

The Nominating and Corporate Governance Committee generally identifies nominees based upon suggestions by our outside directors, members of management, or stockholders, and then evaluates the candidates based upon various factors, including:

•	integrity;

•	high level of education and/or business experience;

•	broad-based business acumen;

•	understanding of our business and industry;

•	strategic thinking and willingness to share ideas, network of contacts, and diversity of experience;

•	expertise; and

•	background.

The committee uses these and other criteria to evaluate potential nominees. The committee does not evaluate proposed nominees differently depending upon who has made the proposal. To date, we have not paid any third-party fees to assist in this process.

The Nominating and Corporate Governance Committee will consider, and make recommendations to the Board of Directors regarding, any stockholder recommendations for candidates to serve on the Board of Directors. However, it has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate given the historical absence of those proposals. The committee will review periodically whether a more formal policy should be adopted. If a stockholder wishes to suggest a candidate for committee consideration, the stockholder should send the name of the recommended candidate for director, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating stockholder’s ownership of Concur stock, to the attention of Corporate Secretary, 18400 N.E. Union Hill Road, Redmond, Washington 98052 at least six months prior to the 2009 Annual Meeting of Stockholders to ensure time for meaningful consideration by the committee. For additional nominating requirements, please see “Stockholder Proposals For 2009 Annual Meeting” below. To date, we have not had any candidates submitted by any stockholders for the upcoming annual meeting.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is, or was at any time, an officer or employee of Concur or any of its subsidiaries. None of Concur’s executive officers serves or has served on the board of directors or compensation committee of any entity that has one or more executive officers serving on Concur’s Board of Directors or Compensation Committee during the most recently completed fiscal year.

Director Compensation

Members of the Board of Directors who are employees of Concur are not separately compensated for serving as members of the Board of Directors. Non-employee members of the Board of Directors, or outside directors, are compensated for such service as follows.

Each outside director has selected one of two available compensation arrangements. Under the first arrangement, the outside director receives a cash stipend of $35,000 per year, payable on the first business day after each annual meeting of Concur’s stockholders for service during the preceding 12 months, and is granted 3,250 restricted stock units under Concur’s 2007 Equity Incentive Plan on the first business day after each annual meeting. Under the second arrangement, the outside director is granted 6,500 restricted stock units under Concur’s 2007 Equity Incentive Plan on the first business day after each annual meeting.

All directors are reimbursed for their reasonable travel expenses in attending Board and committee meetings. All restricted stock units issued to outside directors under the 2007 Equity Incentive Plan vest in four equal installments at the end of the first four anniversaries of the grant date. These restricted stock units cease to vest if the outside director ceases to provide services to Concur as a director or consultant.

The following table shows the compensation earned in fiscal 2007 by members of our Board of Directors other than Mr. Singh and Mr. Hilton, who are executive officers and are not separately compensated for service on the Board of Directors. Mr. Singh’s compensation is detailed under the “Executive Compensation” section of this proxy statement.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2) ($)	Option Awards (1)(3) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Robert T. Abele	—	46,170	220,760	—	—	266,930
William W. Canfield	35,000	23,093	75,793	—	—	133,886
Gordon Eubanks	—	46,170	160,764	—	—	206,934
Jeffrey T. McCabe	—	46,170	126,084	—	—	172,254
Jeffrey T. Seely	35,000	23,093	153,696	—	—	211,789

(1)	The amounts shown in this column represent compensation expense recognized for financial reporting purposes during fiscal 2007 in accordance with SFAS 123R, with the exception that estimated forfeitures related to service-based vesting were disregarded in these amounts. Assumptions used in the calculation of this amount for purposes of our financial statements are included in Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

(2)	The following directors received the following awards of restricted stock units in fiscal 2007, as set forth following their respective names: Mr. Abele, 6,500 shares; Mr. Canfield, 3,250 shares; Mr. Eubanks, 6,500 shares; Mr. McCabe, 6,500 shares; and Mr. Seely, 3,250 shares. These awards settle in accordance with a four-year vesting schedule under which 25% of the award vested on September 30, 2007 and 25% of the award will vest on September 30 in each of the next three successive years. As of September 30, 2007, no other stock awards were outstanding for these individuals.

(3)	Prior to March 2007, each non-employee director received an automatic grant of either: (a) an option to purchase 60,000 shares of our common stock upon first joining the Board of Directors and an automatic grant of an option to purchase 20,000 shares of our common stock on each anniversary of the date of grant of the initial option, each at an exercise price per share equal to the fair market value of our common stock on the date of grant; or (b) an option to purchase 40,000 shares of our common stock upon first joining the Board of Directors and an automatic grant of an option to purchase 10,000 shares of our common stock on each anniversary of the date of grant of the initial option, each at an exercise price per share equal to the fair market value of our common stock on the date of grant, plus an annual cash payment equal to $35,000. As of September 30, 2007, the following directors held options to purchase shares of our common stock as set forth following their respective names: Mr. Abele, 60,000 shares at $16.00 per share; Mr. Canfield, 70,000 shares at prices ranging from $8.69 to $16.00 per share; Mr. Eubanks, 80,000 shares at prices ranging from $10.53 to $16.00 per share; Mr. McCabe, 80,000 shares at prices ranging from $7.86 to $16.00 per share; and Mr. Seely, 60,000 shares at prices ranging from $12.46 to $16.00 per share.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the election of each nominated director.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2008. The Audit Committee requests that the stockholders ratify its selection of Grant Thornton LLP to serve as Concur’s independent registered public accounting firm for fiscal 2008. We expect that one or more representatives of Grant Thornton will be present at the meeting, will be able to make a statement if they wish to do so, and will be able to respond to appropriate questions.

Prior to the selection of Grant Thornton as Concur’s independent registered public accounting firm for fiscal year 2007, Deloitte & Touche LLP (“Deloitte”) served as our independent registered public accounting firm for the fiscal year ended September 30, 2006. On January 8, 2007, Concur dismissed Deloitte, and the Audit Committee approved such dismissal and the appointment of Grant Thornton. The audit report of Deloitte on the consolidated financial statements of Concur as of and for the year ended September 30, 2006 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles, except an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on October 1, 2005. The audit report of Deloitte on the effectiveness of internal control over financial reporting as of September 30, 2006 contained an adverse opinion because of the effect of a material weakness related to a deficiency in the controls over changes in accounting principles. The audit report of Deloitte on management’s assessment of internal control over financial reporting as of September 30, 2006 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with Deloitte’s audit for the year ended September 30, 2006 and in the subsequent interim periods through January 8, 2007, there have been no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference thereto in their reports on financial statements for such years, except that in connection with the 2006 audit, Deloitte and Concur disagreed over the timing of Concur’s initial release of a deferred tax valuation allowance and over the initial Outtask intangible assets valuation analysis, each of which was satisfactorily resolved. The Audit Committee of the Concur’s Board of Directors discussed the subject matter of each such disagreement with Deloitte, and Concur has authorized Deloitte to respond fully to the inquiries of Grant Thornton concerning the subject matter of each such disagreement. In connection with Deloitte’s audits for the years ended September 30, 2006 and 2005 and in the subsequent interim periods through January 8, 2007, there have been no reportable events (within the meaning of Item 304(a)(1)(v) of Regulation S-K), except that Deloitte advised Concur of the material weakness referred to above.

Concur has provided Deloitte with a copy of the foregoing disclosures. Deloitte’s letter, dated January 11, 2007, stating whether it agrees with the statements made by Concur in its Current Report on Form 8-K filed with the SEC on January 11, 2007, is attached as Exhibit 16.01 to such Current Report on Form 8-K.

Concur has not consulted with Grant Thornton during its two most recent fiscal years or during any subsequent interim period prior to its appointment as auditor regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Concur’s consolidated financial statements, and neither a written report was provided to Concur nor oral advice was provided that Grant Thornton concluded was an important factor considered by Concur in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (within the meaning of Item 304(a)(1)(v) of Regulation S-K).

Independent Auditor’s Services and Fees

During Concur’s fiscal 2006, Deloitte served as Concur’s independent auditor. The following table presents fees for services rendered by Deloitte during fiscal 2006:

Type of Fees	Fee Amounts Fiscal Year 2006
Audit Fees	$1,120,477
Audit-Related Fees	6,663
Tax Fees	0
All Other Fees	0

Total	$1,127,140

During Concur’s fiscal year 2007, Grant Thornton served as Concur’s independent auditor. The following table presents fees for services rendered by Grant Thornton during fiscal 2007:

Type of Fees	Fee Amounts Fiscal Year 2007
Audit Fees	$504,728
Audit-Related Fees	0
Tax Fees	81,962
All Other Fees	0

Total	$586,690

Audit Fees for fiscal years 2006 and 2007 consist of fees paid to Deloitte or Grant Thornton, respectively, for: (i) the audit of Concur’s annual financial statements included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q; (ii) the audit of Concur’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; (iii) the attestation of management’s report on the effectiveness of internal control over financial reporting; and (iv) services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees for professional services that are reasonably related to the performance of the audit or review of Concur’s financial statements and are not reported under Audit Fees. This category includes fees related to audit and attest services not required by statute or regulations, due diligence related to mergers, acquisitions and investments, and consultations concerning financial accounting and reporting standards.

Tax Fees consist of fees for professional services for tax compliance, tax advice, and tax planning. These services include assistance regarding federal, state and international tax compliance, return preparation, and tax audits.

All such services rendered by the independent auditor are permissible under applicable laws and regulations, and were pre-approved by the Audit Committee in accordance with the Audit Committee pre-approval policy described below. The Audit Committee has determined that the provision of these services was compatible with maintaining the auditor’s independence.

Audit Committee Pre-Approval Policy

All audit and non-audit services to be performed for Concur by its independent auditor must be pre-approved by the Audit Committee, or a designated member of the Audit Committee, to assure that the provision of such services do not impair the auditor’s independence. The Audit Committee has delegated interim pre-approval authority to the Chairman of the Audit Committee. Any interim pre-approval of service is required to be reported to the Audit Committee at the next scheduled Audit Committee meeting. The Audit Committee does not delegate its responsibility to pre-approve services performed by the independent auditor to management.

The engagement terms and fees for annual audit services are subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope or other matters. All other audit services not otherwise included in the annual audit services engagement must be specifically pre-approved by the Audit Committee.

Audit-related services are services that are reasonably related to the performance of the audit or review of Concur’s financial statements or traditionally performed by the independent auditor. Examples of audit-related services include employee benefit and compensation plan audits, due diligence related to mergers and acquisitions, attestations by the auditor that are not required by statute or regulation, and consulting on financial accounting/reporting standards. All audit-related services must be specifically pre-approved by the Audit Committee.

The Audit Committee may grant pre-approval of other services that are permissible under applicable laws and regulations and that would not impair the independence of the auditor. All of such permissible services must be specifically pre-approved by the Audit Committee.

Requests or applications for the independent auditor to provide services that require specific approval by the Audit Committee are considered after consultation with management and the auditors. Questions about whether the scope of a proposed service requires specific pre-approval, or is permitted by applicable laws and regulations, are to be referred to the Concur legal department.

Recommendation of the Board

The Board of Directors recommends a vote FOR the ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm of Concur for fiscal 2008.

OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

OWNERSHIP OF SECURITIES

The following table sets forth information with respect to the beneficial ownership of Concur common stock, as of January 11, 2008, by:

•	each person known by Concur to own beneficially more than 5% of the outstanding shares;

•	each director;

•	each of the named executive officers identified in the Summary Compensation Table below; and

•	all current directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, the principal address of each of the stockholders listed below is c/o Concur Technologies, Inc., 18400 N.E. Union Hill Road, Redmond, Washington 98052. To our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable and except as otherwise indicated below. Shares of common stock subject to options that are exercisable on or before March 11, 2008 (within 60 days of January 11, 2008) are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person. To determine the number of shares beneficially owned by persons other than our directors, executive officers and their affiliates (if any), we have relied on beneficial ownership reports filed by such persons with the SEC.

The percentage of outstanding shares beneficially owned as of January 11, 2008 is based on 44,045,562 shares of common stock outstanding on such date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares
S. Steven Singh	1,629,006	(1)	3.6%
Michael Hilton	1,180,661	(2)	2.6%
Rajeev Singh	804,914	(3)	1.8%
John F. Adair	391,982	(4)	*
Michael L. Eberhard	99,118	(5)	*
William W. Canfield	76,105	(6)	*
Jeffrey T. McCabe	57,875	(7)	*
Gordon Eubanks	51,625	(8)	*
Michael Bowden	42,548	(9)	*
Jeffrey T. Seely	34,146	(10)	*
Robert T. Abele	31,625	(11)	*
All current directors and executive officers as a group (13 persons)	5,452,234	(12)	11.0%

*	Less than 1%

(1)	Includes 649,167 shares subject to options.

(2)	Includes 555,706 shares owned indirectly, as the joint trustee of the Hilton Family Trust, which is the direct owner of these shares, and 570,522 shares subject to options.

(3)	Includes 747,291 shares subject to options.

(4)	Includes 199,602 shares subject to options.

(5)	Includes 96,374 shares subject to options.

(6)	Includes 13,000 shares owned indirectly, as trustee of the William W. Canfield Revocable Trust, which is the direct owner of these shares, and 62,292 shares subject to options.

(7)	Includes 56,250 shares subject to options

(8)	Includes 50,000 shares subject to options.

(9)	Includes 39,268 shares subject to options.

(10)	Includes 33,333 shares subject to options.

(11)	Includes 30,000 shares subject to options.

(12)	Includes 2,738,621 shares subject to options, including options described in the above footnotes.

EXECUTIVE OFFICERS

The following individuals are our executive officers:

S. Steven Singh, Chief Executive Officer and Chairman of the Board of Directors. For biographical information about Mr. Singh, please see “Proposal 1: Election of Directors.” S. Steven Singh and Rajeev Singh are brothers.

Michael W. Hilton, Chief Technology Officer and member of the Board of Directors. For biographical information about Mr. Hilton, please see “Proposal 1: Election of Directors.”

Rajeev Singh, President and Chief Operating Officer. Mr. Singh, age 39, co-founded Concur in 1993, became Chief Operating Officer in September 2002, and became President in September 2005. Prior to that, he served in various roles at Concur, including the Executive Vice President of Sales, Marketing & Services. Prior to joining Concur, Mr. Singh served roles in engineering project management at Ford Motor Company and General Motors Corporation. Rajeev Singh and S. Steven Singh are brothers.

John F. Adair, Chief Financial Officer. Mr. Adair, age 43, joined Concur in May 2000 as Vice President of Finance and Operations and became Chief Financial Officer in December 2000. From 1997 to April 2000, Mr. Adair served as Controller for PACCAR Financial and PACCAR Leasing, affiliates of PACCAR, Inc., the parent company for Kenworth, Peterbilt, and DAF trucks. From 1993 to 1997, Mr. Adair served as Senior Vice President of Finance for ValliCorp Holdings and ValliWide Bank.

Kyle R. Sugamele, Chief Legal Officer and Corporate Secretary. Mr. Sugamele, age 45, joined Concur in August 2000 as its Vice President, General Counsel and Corporate Secretary and became Chief Legal Officer and Corporate Secretary in September 2005. From 1995 to August 2000, Mr. Sugamele served as Vice President, General Counsel, and Corporate Secretary at Cellular Technical Services Company, Inc., a provider of software solutions for the wireless telecommunications industry. From 1991 to 1995, Mr. Sugamele practiced law at the firm of Mundt MacGregor LLP in Seattle. Prior to that time, Mr. Sugamele practiced law at the firm of Graham & Dunn PC in Seattle.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we provide an explanation and analysis of the material elements of the compensation provided to our named executive officers. Our named executive officers are our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executives in a particular year. The “Executive Compensation” section of this proxy statement presents compensation earned by our named executive officers in fiscal year 2007. The purpose of this discussion is to provide the context for the specific compensation amounts and arrangements paid and provided to our named executive officers, as described in this proxy statement.

Executive Compensation Philosophy

The principal objective of our executive compensation programs is to attract, retain, motivate and reward talented individuals with the executive experience and skills necessary for us to achieve our objective of delivering consistent revenue growth, enhancing profitability and stockholder value. In order to do this, our executive compensation is designed to be competitive with businesses with which we compete for executive talent, and to provide near-term and long-term financial incentives that reward executives when individual performance objectives are accomplished, when our corporate strategic objectives are achieved, and when stockholder value increases. It is also an important part of our executive compensation philosophy that our compensation program promotes a sense of partnership on our executive team by maintaining internal pay equity.

How We Determine Executive Compensation

The Compensation Committee Administers Executive Compensation

The Compensation Committee of the Board of Directors is responsible for the oversight of Concur’s executive officer compensation programs. The Compensation Committee recommends to the Board of Directors for approval the form of salary, bonus, and equity-based compensation for Concur’s Chief Executive Officer, Chief Financial Officer, and other executive officers. It also oversees the overall administration of Concur’s equity- and cash-based incentive plans, and addresses such other compensation matters as may from time to time be directed by the Board of Directors. The Board of Directors makes the final decisions about all compensation of our executive officers, based on the recommendations of the Compensation Committee. Information about the Compensation Committee is provided in the “Board of Directors Meetings and Committees” section of this proxy statement.

The Compensation Committee Reviews Comparable Compensation

An important aspect of the Compensation Committee’s role is to review and analyze comparable companies’ executive officer compensation programs, and develop recommendations for the elements of Concur’s executive compensation program. The goal of the Compensation Committee and the Board of Directors is that, for each of the respective positions of the named executive officers, annual cash compensation for executive officers should be in the range of the 65th to 75th percentile of comparable company annual total cash compensation when Concur’s financial performance exceeds the median performance of comparable companies, and that annual equity compensation be approximately the median of comparable company equity compensation for over time.

To assist the Committee in its review of executive compensation practices at other companies, our management provides compensation data compiled from executive compensation surveys, including Radford and CompAnalyst surveys of technology company executive compensation, as well as data gathered from the annual reports and proxy statements of companies that the Compensation Committee selects as a “peer group” of companies that it considers comparable to Concur for purposes of the Committee’s executive compensation analysis. The Compensation Committee generally seeks to establish a peer group of public companies that have attributes similar to Concur’s, such as companies that have a business model based on software-as-a-service. For fiscal year 2007 in particular, Concur’s peer group consisted of publicly-held technology companies with annual revenues in the range of $70 million to $190 million. Although our management provides input on the selection of peer group companies, the Compensation Committee makes the final determination of which companies to include in the peer group (which may change from year to year). For fiscal year 2007, our peer group included the following companies:

• Actuate Corporation	• Kenexa Corporation

• Agile Software Corporation	• RightNow Technologies, Inc.

• Blackbaud, Inc.	• Secure Computing Corporation

• Blackboard Inc.	• Taleo Corporation

• BottomLine Technologies Inc.	• TRX, Inc.

• Captaris, Inc.	• Ultimate Software Group, Inc.

• DealerTrack Holdings, Inc.	• Visual Sciences, Inc.

• Digital Insight Corp.	• WebSense, Inc.

For fiscal 2008, our peer group will include a larger number of companies, consisting of many of the companies in the 2007 peer group and other companies that we did not consider comparable in 2007 but did consider comparable in 2008 as a result of our growth.

In determining its recommendations for the appropriate elements and level of executive compensation, the Compensation Committee: reviews Concur’s current executive compensation practices, levels, and arrangements; analyzes the amount of compensation that each element of the compensation program represents for each executive officer; and analyzes Concur’s near- and long-term business outlook compared to our subjective assessment of the prospects for peer group companies. The Compensation Committee compares each of the elements of compensation separately, and total compensation, for comparable executives at the peer group companies. For purposes of assessing internal pay equity, the Compensation Committee compares the compensation of named executive officers with the compensation of other Concur executives and employees.

The Chief Executive Officer Makes Recommendations

In the first quarter of each fiscal year, our Chief Executive Officer reviews the compiled compensation data described above and makes a recommendation to the Compensation Committee on the compensation plans, objectives, and levels for the named executive officers other than himself. He also provides the Committee with his assessment of each named executive officer’s performance during the preceding year generally, and with specific reference to the objectives previously established by the Compensation Committee and the Board of Directors. The Compensation Committee considers the compensation of the Chief Executive Officer outside of his presence.

The Compensation Committee Makes Compensation Recommendations

In the first quarter of each fiscal year, and after receiving the Chief Executive Officer’s recommendations described above, the Compensation Committee prepares recommendations to the Board of Directors for the base salaries, incentive cash amounts (and performance targets), and equity awards for executive officers for that year. After the end of each fiscal year, the Compensation Committee reviews Concur’s actual results relative to the objectives that were set in the first quarter and prepares its recommendations to the Board of Directors regarding achievement of those objectives and the annual incentive cash payments to be made for the year.

The Board of Directors Makes Compensation Decisions

In the first quarter of each fiscal year, the Board of Directors determines the structure of executive officer compensation for that year, after receiving the recommendations of the Chief Executive Officer and the

Compensation Committee described above, and deliberating in an executive session of the independent directors. The Board of Directors also makes all determinations of whether incentive compensation awards have been earned, based on recommendations of the Chief Executive Officer and the Compensation Committee. After completion of fiscal year 2007, the Board of Directors made its final determinations on the amounts of cash incentive compensation earned for fiscal year 2007, after receiving the Compensation Committee’s report and recommendations on Concur’s actual results relative to the pre-determined financial objectives used for executive compensation purposes. The Compensation Committee’s deliberations and decisions on the amount of cash incentive compensation earned by the Chief Executive Officer for fiscal year 2007 occurred in executive session of the independent directors.

Executive Compensation for Fiscal Year 2007

The key elements of our named executive officer compensation for fiscal year 2007 were:

•	base salaries

•	annual cash bonuses

•	equity awards

•	termination of employment arrangements

The Compensation Committee believes that these elements, which are common in the technology industry and which have been used by Concur for many years, are appropriate incentives under our executive compensation program.

For fiscal year 2007, the Compensation Committee compared annual total cash compensation of our named executive officers to annual total cash compensation of similar positions at our peer group companies, and on the recommendation of the Compensation Committee, the Board of Directors targeted our named executive officers’ 2007 total cash compensation to be between the 65th and 75th percentiles of our peer group companies, with base salaries targeted at the competitive median among our peer group. The same general targets were adopted for fiscal year 2008.

Base Salaries

Base salaries are intended to compensate our executive officers for serving as the senior members of our management team, regardless of stockholder returns or Concur’s performance relative to its financial objectives. Salaries are also considered an important element of compensation necessary to retain our executive officers in a competitive marketplace. With this in mind, the Board of Directors reviews and sets base salaries annually, based on recommendations provided by the Chief Executive Officer and the Compensation Committee. The goal of the Compensation Committee and the Board of Directors is generally to set base salaries at or near the median base salary for comparable positions at our peer group companies.

The Compensation Committee and the Board of Directors determined the median base salaries among our peer group for fiscal year 2007 using data from the peer group companies and reviewing survey data to confirm the general accuracy of the peer group data. In determining base salaries for fiscal year 2007, the Board of Directors made subjective assessments of each executive officer’s position, experience, responsibilities, performance and work location, and considered internal equity among our named executive officers. As a result of these considerations, the Board of Directors set annual base salaries for our named executive officers that were at, or in some cases either somewhat above or below, the median of the comparative data discussed above. For 2007, we believe the base salaries of our named executive officers were within 10% of the peer group median amounts for their respective positions.

Annual Cash Incentives

Annual cash incentives take the form of bonuses that are intended principally to motivate our named executive officers to achieve annual corporate financial or operational goals that the Board of Directors sets based on the recommendations of the Compensation Committee and our Chief Executive Officer. These objectives are designed to advance our business strategies and enhance profitability and stockholder value. Whether a named executive officer receives a bonus under these arrangements, and the amount of that bonus, primarily depends on how well Concur performs relative to the company-wide objectives. The Board believes that company-wide incentives are appropriate to foster teamwork among the members of our senior management and our entire company to meet our company-wide objectives.

In determining the amount of the target annual cash bonus for each executive officer, the Board of Directors considers the comparable data for annual cash incentives and annual total cash compensation (both targeted and actual) from the peer group companies. For fiscal year 2007, the Board of Directors compared our named executive officers incentive cash and annual total cash compensation relative to the 65th to 75th percentiles of the data for annual total cash compensation (base salary plus annual cash bonus) for comparable positions, but it did not necessarily seek to match any particular percentile. Rather, the Board of Directors considered the position, experience, responsibilities, and performance of each executive officer, together with the peer group compensation data discussed above, based on the recommendations provided by the Chief Executive Officer and the Compensation Committee. As a result, the targeted annual total cash compensation for some named executive officers was within the targeted range and was somewhat above or below for others.

Fiscal year 2007 targeted annual cash incentives were expressed as a percentage of annual base salary, with performance at the target level designed to yield annual total cash compensation for the officer in the range of the 65th to 75th percentile of our peer group for similar positions. Our Chief Executive Officer’s targeted cash incentive was 87% of his base salary, our President and Chief Operating Officer’s targeted cash incentive was 91% of his base salary, and the other named executive officers’ targeted cash bonuses were 50% of their respective base salaries, except for Mr. Eberhard, who did not participate in the annual cash bonus incentives that were established for the other named executive officers, as described more fully below. The Board of Directors established higher targets for the Chief Executive Officer and the President and Chief Operating Officer, relative to the other named executive officers, because of their respective positions, responsibilities, and contributions to Concur’s performance and the comparative data from our peer group for similar positions. The maximum cash bonus that could have been earned by each named executive officer was 150% of his target cash bonus if Concur achieved 125% of its target objectives; the minimum was 80% of his target cash bonus if Concur achieved 90% of its target objectives.

For fiscal year 2007, the Board of Directors selected non-GAAP pre-tax earnings as the company-wide objective that would determine annual cash bonuses for the named executive officers other than Mr. Eberhard. The Board of Directors selected this measure to link bonuses to the broadest measure of our overall financial performance for the year. The Board of Directors set a target for non-GAAP pre-tax earnings at which the target bonus would be earned, and a minimum level required to earn any bonus, and a level that would earn the maximum bonus. The Board of Directors determined these target, minimum, and maximum levels of non-GAAP pre-tax earnings to align with Concur’s business outlook for earnings per share in fiscal year 2007. Achieving the selected targets would require significant increase in non-GAAP pre-tax earnings from the prior year. The Board of Directors believed that the targeted levels should be achievable absent a change in overall economic conditions, and that achievement of the maximum level should be difficult to attain.

For fiscal year 2007, Concur’s non-GAAP pre-tax earnings was in excess of 125% of the target set by the Board of Directors, resulting in our named executive officers other than Mr. Eberhard earning maximum annual cash incentive amounts, or 150% of their respective target cash bonus amounts.

For fiscal 2007, one of our named executive officers was Mr. Eberhard, who is Concur’s Executive Vice President of Sales and Business Development. Mr. Eberhard’s annual cash incentive was based on sales commissions, so he did not participate in the annual cash bonus incentives that were established for the other named executive officers. Because Mr. Eberhard’s position primarily involves responsibility for the revenue-generating efforts by our sales, pre-sales, and business development groups, we believe that it is more appropriate to tie his annual cash incentive to such revenue-generating efforts, rather than to our overall financial performance for the fiscal year. For this reason, we pay him a monthly sales commission based on achievement of sales during the relevant monthly period at a fixed commission rate for all sales up to an annual sales target established by Concur for fiscal 2007. To incentivize achievement in excess of such annual sales target, the fixed commission rate is increased by a factor of one and one-half times for all sales in excess of the annual sales target. In calculating the monthly sales commission, the fixed commission rate generally is applied against the value of signed contracts in terms of annualized recurring revenue and one-time fees. Mr. Eberhard’s target sales commissions for fiscal 2007 were approximately equal to his base salary if Concur achieved its annual sales target for fiscal 2007. There were no minimum or maximum sales commissions that could have been earned by Mr. Eberhard in fiscal 2007.

For fiscal year 2008, Concur’s Board of Directors, based on the recommendation of our Chief Executive Officer and the Compensation Committee, selected non-GAAP earnings and revenue as the two metrics that will be measured to determine whether annual cash incentives are earned.

Equity Awards

Equity incentive compensation is an important element of our executive compensation program, which we use primarily to motivate our named executive officers to increase stockholder value over the long term, and secondarily to help retain our executive officers. The Compensation Committee and Board of Directors believe that equity incentive compensation also encourages our executives to identify and pursue appropriate long-term strategies for increasing stockholder value. Beginning in fiscal year 2007, our primary form of equity incentive takes the form of grants of restricted stock units under our stockholder-approved 2007 Equity Incentive Plan. Prior to fiscal year 2007, our primary form of equity incentive primarily took the form of stock options.

In determining equity awards for each named executive officer, the Board of Directors considers the equity compensation practices of the peer group of companies, including stock dilution, and the equity compensation for comparable positions among our peer group companies. For fiscal year 2007, the Board of Directors restricted the total shares that were awarded during the year to a stock dilution level lower than the average annual stock dilution among our peer group companies. The Board of Directors then allocated a portion of the available shares to grants for executive officers. In determining the equity award for each named executive officer, the Board of Directors considered the position, experience, responsibilities, and performance of the executive, together with peer group compensation data, based on the recommendations provided by the Chief Executive Officer and the Compensation Committee.

Restricted Stock Units. We use restricted stock units to link executive officer compensation directly to the value of our common stock, to increase stockholder value over the long term, and to promote executive officer retention. Our restricted stock units generally vest in four equal annual installments on the anniversary of the grant date, when the executive receives shares with value equivalent to the value of our shares on that date, net of tax withholding. Restricted stock units reward the executive to the extent of the full value of the shares, so the executive earns more compensation if our stock price increases, while being assured of compensation if our stock price stays steady or declines over the period of the award. Since restricted stock units provides a degree of compensation even if our stock price stays steady or declines, we believe they encourage executive officers to remain with Concur during cycles when our stock price declines.

In determining the grants of restricted stock units to named executive officers, the Board of Directors considered the current value of our common stock, various stock dilution analyses, equity compensation practices of the peer group companies discussed above, and alternative forms of equity-based incentive compensation (such as stock options). The Board assessed our executive officers’ ownership of shares of our common stock relative to the peer group data, and considered the dilutive impact of equity awards. After these considerations, in fiscal year 2007 the Board of Directors granted the named executive officers an aggregate of 110,454 restricted stock units, or approximately 0.25% of our total shares outstanding.

Stock Options. Prior to fiscal year 2007, we awarded grants of stock options to link named executive officer compensation to increases in the price of our common stock, which reflects increased stockholder value. All stock options to executive officers were granted with an exercise price equal to or greater than the market price of our stock on the grant date, and typically vest over four years. Stock options therefore compensate our executive officers only if our stock price increases after the date of grant and the executive officer remains employed for the period required for the stock option to become exercisable. The Board of Directors considers stock options an effective incentive tool because they motivate named executive officers to increase stockholder value. However, in fiscal year 2007, the Board of Directors determined that restricted stock unit awards were preferable because they cause less dilution to stockholders, because fewer shares would be granted upon settlement of a restricted stock unit award than upon exercise of a stock option of equivalent value. Accordingly, the Board of Directors did not grant any stock options to named executive officers in fiscal year 2007.

Employment Contracts, Termination of Employment, and Change-in-Control Agreements

At-Will Employment. Concur employees, including executive officers, are employed “at will”, which means that we may terminate their employment at any time with or without cause and without advance notice. None of our employees have employment agreements, severance payment arrangements, or other payment arrangements that would be triggered by a “change in control” of Concur, except for the acceleration of vesting of equity awards discussed below or as required by local law. Concur does not provide special retirement plans or benefits solely for executive officers.

Termination Due to Death or Disability. If a named executive officer’s employment is terminated due to death or disability, his or her outstanding stock option awards generally may be exercised for up to 12 months after the date of termination of employment, to the extent that vested. This is generally the same for all employees participating in the same equity compensation plan.

Change in Control. We have no “change in control” agreements with our named executive officers that would entitle them to severance benefits in the event of a change in control of Concur, such as a tender offer or merger resulting in Concur being acquired by another company.

Beginning in fiscal year 2008, our grants of stock options and restricted stock units to named executive officers provide that all unvested shares covered by the award automatically become vested in the event of a change in control of Concur (often referred to as “single-trigger” acceleration). Historically, our restricted stock units and stock options held by named executive officers generally provided that the vesting of shares under the award would only accelerate if within 12 months after a change in control the employee’s employment with the successor entity is terminated without cause, or the successor entity effects a material adverse change in the employee’s responsibilities, or the successor entity reduces the employee’s base salary (often referred to as “double-trigger” acceleration). Under these agreements, the term “cause” generally means willfully engaging in gross misconduct that is materially and demonstrably injurious to Concur, a willful act of dishonesty intended to result in substantial gain or personal enrichment at the expense of Concur, or a willful and continued failure to substantially perform duties for Concur or its successor after we (or our successor or the surviving entity) deliver a written demand for substantial performance to the officer provided that this demand specifically identifies how we (or our successor or the surviving entity) believe that the officer has not substantially performed his or her or her duties.

The Compensation Committee and Board of Directors made this change because they believe that retention of our executive officers is particularly important if there is a prospect of a change in control. The Compensation Committee and Board of Directors therefore determined, commending in fiscal year 2008, to include such single-trigger acceleration of vesting provisions in restricted stock unit awards for named executive officers, to encourage them to remain with Concur with minimal distraction over how a change in control might affect them personally. The same single-trigger acceleration is generally provided for in restricted stock units for other employees as well, beginning in fiscal year 2008.

The table below presents estimated payments and benefits that would have been provided to each of our named executive officers assuming their respective terminations as of September 30, 2007. In addition to the benefits described in the table below, upon termination of employment the named executive officers may also be eligible for other benefits that are generally available to all salaried employees, such as life insurance, long-term disability, and 401(k) benefits.

	S. Steven Singh	John F. Adair	Rajeev Singh	Michael Eberhard	Michael Bowden
Termination after Change of Control:
Severance	$—	$—	$—	$—	$—
Acceleration of unvested restricted stock as of September 30, 2007 (1)	$620,345	$247,306	$529,347	$421,139	$268,834
Acceleration of unvested options as of September 30, 2007 (2)	$1,855,110	$883,190	$1,661,356	$1,707,281	$1,149,156

Total	$2,475,455	$1,130,496	$2,190,703	$2,128,420	$1,417,990

Voluntary Retirement:
	—	—	—	—	—

Involuntary Termination:
	—	—	—	—	—

(1)	Amounts shown represent acceleration of vesting triggered by termination event after a change of control based on $31.52 per share, which was the closing price of our stock on September 28, 2007.

(2)	Amounts shown represent acceleration of vesting triggered by termination event after a change of control based on $31.52 per share, which was the closing price of our common stock on September 28, 2007.

Equity Award Procedures

All restricted stock units and stock options are approved by our Board of Directors based on recommendations of the Compensation Committee. The Board of Directors approves all individual grants to named executive officers and has delegated to the Chief Executive Officer the authority to make equity awards to non-executive employees, within certain limitations on aggregate grants and specific award terms. All stock options approved by the Board of Directors are required to be granted not earlier than the date of approval, and at an exercise price not less than the fair market value of our common stock on the date of grant. Except in the case of a promoted or new executive officer, equity awards to executive officers are typically approved annually when annual grants are made to other key employees.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally limits a company’s ability to deduct for tax purposes compensation in excess of $1,000,000 paid in any single tax year to the Chief Executive Officer or any of the next three most highly compensated executive officers, unless that compensation is deemed to be performance-based in accordance with Section 162(m). Our 2007 Equity Incentive Plan is designed and approved by stockholders so that incentive compensation may be performance-based in accordance with Section 162(m). However, the Compensation Committee and Board of Directors consider it essential to structure a compensation program that will attract, retain, motivate and reward executives with the experience, skills and proven ability to maximize stockholder returns. Accordingly, the Compensation Committee and Board of Directors considered the tax deductibility of executive officer compensation programs, but chose to approve certain compensation that has limited tax deductibility under Section 162(m) where such compensation serves the Board of Directors compensation objectives.

In particular, the Compensation Committee and Board of Directors has granted restricted stock units that were not granted and will not vest based on pre-determined performance objectives meeting the requirements of Section 162(m). Therefore, for each named executive officer, the value of that restricted stock when it vests will count toward the $1,000,000 deductibility limit under Section 162(m). The Compensation Committee and Board of Directors determined that restricted stock units are nonetheless a valuable retention tool and important component of the overall compensation program for our named executive officers.

The elements of compensation that are not qualified under Section 162(m) will only be non-deductible to Concur if, as to any particular named executive officer, the total amount of that compensation, when combined with that executives’ salary and imputed income for certain benefits, exceeds $1,000,000 in any given year.

EXECUTIVE COMPENSATION

The following table lists the annual compensation for our Chief Executive Officer, Chief Financial Officer, and the three other most-highly compensated executive officers who served as executive officers as of September 30, 2007 and who received a salary and bonus in excess of $100,000 during fiscal 2007 (collectively, the “named executive officers”).

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compen- sation(4) ($)	Total ($)
S. Steven Singh, Chief Executive Officer and Chairman of the Board of Directors	2007	361,875	487,500	186,406	231,276	—		480	1,267,537

John F. Adair, Chief Financial Officer	2007	230,000	172,500	74,320	109,370	—		480	586,670

Rajeev Singh, President and Chief Operating Officer	2007	312,416	435,000	159,067	210,197	—		480	1,117,160

Michael L. Eberhard, Executive Vice President of Sales and Business Development	2007	225,000	—	88,982	202,106	235,395	(5)	480	751,963

Michael Bowden, Senior Vice President of Information Services	2007	250,000	189,000	80,776	160,152	—		480	680,408

(1)	The amounts in this column reflect amounts paid pursuant to our fiscal 2007 company-wide bonus plan. For a description of this plan as it pertains to the named executive officers, other than Mr. Eberhard, see the “Compensation Discussion and Analysis” section of this proxy statement.

(2)	The amounts in this column represent the amounts that we would have recognized as compensation expense for financial statement reporting purposes for any part of fiscal 2007 in accordance with SFAS 123R in connection with all of the restricted stock unit awards previously issued to the named executive officer without reflecting the estimate for forfeitures related to service-based vesting used for financial statement reporting purposes. Assumptions used in the calculation of this amount for purposes of our financial statements are included in Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

(3)	The amounts in this column represent the amounts that we would have recognized as compensation expense for financial statement reporting purposes for any part of fiscal 2007 in accordance with SFAS 123R in connection with all of the stock options previously issued to the named executive officer without reflecting the estimate for forfeitures related to service-based vesting used for financial statement reporting purposes. Assumptions used in the calculation of this amount for purposes of our financial statements are included in Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

(4)	Includes $480 in life insurance premiums paid by Concur for the benefit of the named executive officer.

(5)	Includes $235,395 of sales commissions paid pursuant to Mr. Eberhard’s sales commission plan for fiscal 2007. For a description of this plan, see the “Compensation Discussion and Analysis” section of this proxy statement.

Grants of Plan-Based Awards During Fiscal Year

The following table shows all plan-based awards granted to our named executive officers during fiscal year 2007. The restricted stock unit awards are also reported in the “Outstanding Equity Awards at Fiscal Year-End” table on page 23 of this proxy statement.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)		Grant Date Fair Value of Stock and Option Awards(3) ($)
		Threshold ($)	Target ($)	Maximum ($)

S. Steven Singh	3/15/2007	260,000	325,000	487,500	26,242	(4)	443,518

John F. Adair	3/15/2007	92,000	115,000	172,500	10,462	(4)	172,832

Rajeev Singh	3/15/2007	232,000	290,000	435,000	22,393	(4)	369,932

Michael L. Eberhard	4/23/2007	—	250,000	—	10,234	(4)	186,361
	7/5/2007				5,686	(5)	129,925

Michael Bowden	3/15/2007	100,800	126,000	189,000	11,372	(4)	187,865

(1)	The amounts in this column reflect amounts payable pursuant to our pursuant to our fiscal 2007 company-wide bonus plan, except for amounts payable to Mr. Eberhard pursuant to his sales commission plan for fiscal 2007. For a description of our fiscal 2007 company-wide bonus plan as it pertains to the named executive officers, other than Mr. Eberhard, see the “Compensation Discussion and Analysis” section of this proxy statement. For a description of Mr. Eberhard’s sales commission plan for fiscal 2007, see the “Compensation Discussion and Analysis” section of this proxy statement. There is no minimum or maximum amount that Mr. Eberhard may receive under his sales commission plan.

(2)	The amounts in this column reflect restricted stock units granted during fiscal 2007. For a description of our restricted stock unit awards pertaining to the named executive officers, see the “Compensation Discussion and Analysis” section of this proxy statement. There are no threshold, target, or maximum amounts for these restricted stock unit grants, which vest in accordance with a time-based vesting schedule.

(3)	The amounts in this column represent the grant date fair value, computed in accordance with SFAS 123R, of each restricted stock unit award granted to the named executive officer in fiscal 2007.

(4)	These restricted stock unit awards vest in accordance with a four-year vesting schedule under which 25% of the award vested on September 30, 2007 and 25% of the award will vest on September 30 in each of the next three successive years.

(5)	This restricted stock unit award vests in accordance with a four-year vesting schedule under which 25% of the award vests on September 30, 2008 and 25% of the award will vest on September 30 in each of the next three successive years.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by our named executive officers at the end of fiscal year 2007. The restricted stock unit awards granted in fiscal year 2007 and their respective grant dates and vesting periods are also reported in the “Grants of Plan-Based Awards During Fiscal Year” table on page 22 of this proxy statement.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (1) (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)
S. Steven Singh	84,970	—	12.5000	10/1/2008	19,681	620,345
	15,030	—	12.5000	10/1/2008
	19,654	—	5.0000	6/9/2010
	155,346	—	5.0000	6/9/2010
	109,377	—	0.8500	11/9/2011
	40,623	—	0.8500	11/9/2011
	75,000	—	1.7800	10/1/2012
	16,000	—	1.7800	10/1/2012
	2,255	—	11.2000	3/31/2014
	11,745	—	11.2000	3/31/2014
	18,559	16,667	7.8600	1/21/2015
	14,774	—	7.8600	1/21/2015
	3,752	—	11.2000	1/21/2015
	36,248	—	11.2000	1/21/2015
	101	7,291	12.8900	12/29/2015
	32,711	34,897	12.8900	12/29/2015

John F. Adair	8,477	—	5.0000	6/9/2010	7,846	247,306
	17,717	—	1.1094	12/29/2010
	28,519	—	1.4800	6/27/2011
	29,999	—	0.8500	11/9/2011
	21,104	—	1.7800	10/1/2012
	11,556	—	1.7800	10/1/2012
	11,306	—	11.2000	3/31/2014
	2,694	—	11.2000	3/31/2014
	15,051	8,333	7.8600	1/21/2015
	4,889	—	11.2000	1/21/2015
	1,616	—	7.8600	1/21/2015
	25,111	—	11.2000	1/21/2015
	12,353	7,315	12.8900	12/29/2015
	2,960	12,372	12.8900	12/29/2015

Outstanding Equity Awards at Fiscal Year-End (cont.)

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (1) (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)
Rajeev Singh	29,533	—	12.5000	10/1/2008	16,794	529,347
	46,948	—	12.5000	10/1/2008
	2,684	—	12.5000	10/1/2008
	15,000	—	23.2500	12/1/2009
	3,220	—	5.0000	6/9/2010
	146,780	—	5.0000	6/9/2010
	112,500	—	1.1094	12/29/2010
	87,500	—	1.1094	12/29/2010
	89,375	—	0.8500	11/9/2011
	40,803	—	1.7800	10/1/2012
	34,197	—	1.7800	10/1/2012
	11,556	—	1.7800	10/1/2012
	4,444	—	1.7800	10/1/2012
	3,492	—	11.2000	3/31/2014
	10,508	—	11.2000	3/31/2014
	9,983	—	7.8600	1/21/2015
	16,684	13,333	7.8600	1/21/2015
	3,752	—	11.2000	1/21/2015
	36,248	—	11.2000	1/21/2015
	29,380	30,050	12.8900	12/29/2015
	1,245	9,325	12.8900	12/29/2015

Michael L. Eberhard	32,415	—	12.0400	9/3/2013	13,361	421,139
	7,585	—	12.0400	9/3/2013
	926	14,280	7.8600	1/21/2015
	23,803	5,719	7.8600	1/21/2015
	0	729	7.8600	1/21/2015
	6,084	10,937	7.8600	1/21/2015
	0	6,551	12.8900	12/29/2015
	17,500	15,949	12.8900	12/29/2015

Michael Bowden	5,000	—	10.4800	7/14/2013	8,529	268,834
	3,710	8,007	7.8600	1/21/2015
	870	326	7.8600	1/21/2015
	0	11,386	12.8900	12/29/2015
	21,875	16,739	12.8900	12/29/2015

(1)	Stock options become exercisable 25% upon the one-year anniversary of the grant date, then in thirty-six equal monthly installments thereafter.

(2)	Amounts shown are based on the closing per share price of Concur’s common stock on September 28, 2007, which price was $31.52.

Options Exercises and Stock Vested During Fiscal Year

The following table shows all stock options that were exercised and restricted stock units that settled (on a net basis), and the aggregate value that was realized on those exercises or settlements, by each of the named executive officers during fiscal year 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (2) (#)	Value Realized on Vesting (3) ($)
S. Steven Singh	—	—	6,561	211,067

John F. Adair	189,502	2,729,973	2,616	84,157

Rajeev Singh	55,187	1,040,831	5,599	180,120

Michael L. Eberhard	8,772	108,668	2,559	82,323

Michael Bowden	57,087	401,737	2,843	91,459

(1)	Based on the market price on day of exercise less the option exercise price payable per share.

(2)	The amount acquired reflects the number of restricted stock units that vested on the vesting date, net of tax withholding.

(3)	Based on the market price on the vesting date.

COMMITTEE REPORTS

Notwithstanding anything to the contrary set forth in any of Concur’s previous filings under the Securities Act of 1933, and the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the following Compensation Committee Report and Audit Committee Report, shall not be incorporated by reference in any such filings.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with Concur’s management. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.

COMPENSATION COMMITTEE

William W. Canfield

Gordon Eubanks

Robert T. Abele

Audit Committee Report

The Audit Committee of the Board of Directors has reviewed and discussed with management and the independent auditor the audited consolidated financial statements of Concur as of and for the fiscal year ended September 30, 2007.

The Audit Committee discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61, entitled “Communication with Audit Committees,” as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has received and reviewed the written disclosures from the independent auditor required by Independence Standard No. 1, entitled “Independence Discussions with Audit Committees,” as amended, by the Independence Standards Board, and has discussed with the independent auditor that firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent auditor and the Audit Committee’s review of the representations of management and the report of the independent auditor to the Audit Committee, the Audit Committee approved the inclusion of the audited consolidated financial statements referred to above in Concur’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 filed with the United States Securities and Exchange Commission.

AUDIT COMMITTEE

Jeffrey T. Seely

Jeffrey T. McCabe

Robert T. Abele

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee of the Board of Directors is responsible for review, approval, or ratification of “related-person transactions” between Concur or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members. The company has adopted procedures that apply to any transaction or series of transactions in which Concur or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. Potential transactions involving related persons are reviewed by Concur’s disclosure controls committee. The disclosure controls committee considers whether a transaction may constitute a “related-person transaction” and, if so, any such transaction is forwarded to the Audit Committee for review. The Audit Committee determines whether any such transaction constitutes a “related-person transaction” and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion. There were no “related person transactions” identified in fiscal 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, Concur’s directors and officers, and any persons who own more than 10% of Concur’s common stock, are required under Section 16(a) of the Securities Exchange Act of 1934 to file initial reports of ownership and reports of changes in ownership with the SEC. Specific due dates have been established by the SEC, and Concur is required to disclose in this proxy statement any failure to file by those dates. Based solely upon its review of the copies of such reports for fiscal year 2007 as furnished to Concur and written representations from Concur’s directors and officers, Concur believes that all directors, officers, and greater-than-10% beneficial owners have made all required Section 16(a) filings on a timely basis for such fiscal year.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees of Concur, as required by applicable securities laws and the rules of the SEC and listing standards of The NASDAQ Stock Market. A copy of the Code of Business Conduct and Ethics is posted on our Internet website at www.concur.com.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Stockholder proposals intended to be presented at Concur’s 2009 Annual Meeting of Stockholders must be received by Concur at its principal executive offices no later than October 3, 2008, in order to be included in Concur’s proxy materials relating to that meeting. Stockholders wishing to bring a proposal before the 2009 Annual Meeting of Stockholders (but not include it in Concur’s proxy materials) must provide such proposal in writing to Concur no later than January 14, 2009, nor earlier than December 17, 2008, to the attention of Corporate Secretary, 18400 N.E. Union Hill Road, Redmond, Washington 98052. In addition, stockholders must comply with the procedural requirements in Concur’s bylaws, a copy of which may be obtained from Concur. Concur’s bylaws are also on file with the SEC.

STOCKHOLDER COMMUNICATIONS

We do not have a formal process by which stockholders may communicate directly with members of our Board of Directors. We believe that an informal process, in which any communication sent to the Board of Directors in care of the Chief Executive Officer, Corporate Secretary, or other executive officer of Concur is generally to be forwarded to the Board of Directors, serves the needs of the Board and our stockholders. All stockholder communications that are received by executive officers for the Board’s attention are forwarded to the Board. In view of SEC disclosure requirements relating to this issue, the Nominating and Corporate Governance Committee may in the future consider adoption of more specific procedures. Until such other procedures are adopted and posted on our Internet website at www.concur.com, any communications to the Board of Directors should be sent to it in care of Corporate Secretary, 18400 N.E. Union Hill Road, Redmond, Washington 98052. In addition, copies of Concur’s reports on forms 10-K and 10-Q as filed with the SEC are available without charge. For copies of such reports, and for further information about Concur, contact Investor Relations, 18400 N.E. Union Hill Road, Redmond, Washington 98052 or visit our Internet website a www.concur.com.

By Order of the Board of Directors of Concur Technologies, Inc.

S. Steven Singh

Chief Executive Officer and Chairman of the Board

ANNUAL INFORMATION

The following information is provided pursuant to Rule 14a-3 under the Securities Exchange Act of 1934. Other information required under such rule is included in this proxy statement and in our Annual Report on Form 10-K that is distributed with this proxy statement.

Market Information

Our common stock is traded on the NASDAQ Global Select Market under the symbol “CNQR.” The following table sets forth the range of the high and low closing prices by quarter as reported on the NASDAQ National Market for the year ended September 30, 2007.

	Fiscal year ended September 30, 2007		Fiscal year ended September 30, 2006
	High	Low	High	Low
First Quarter	$32.57	$22.13	$13.67	$11.48
Second Quarter	$22.85	$17.19	$18.94	$12.88
Third Quarter	$17.95	$14.49	$18.50	$13.20
Fourth Quarter	$16.64	$14.16	$15.56	$11.86

Stock Performance Graph

General

The following graph compares (i) the cumulative total stockholder return on the common stock from September 30, 2002 to September 30, 2007 (measured by the difference between closing prices on each such date) with (ii) the cumulative total return of the NASDAQ National Market Index and the NASDAQ Computer Index over the same period, assuming the investment of $100 in the common stock and in both of the other indices on September 30, 2002, and reinvestment of all dividends.

Comparison of Cumulative Total Return

	September 30, 2002	September 30, 2003	September 30, 2004	September 30, 2005	September 30, 2006	September 30, 2007
Concur Technologies	$100.00	$678.61	$606.36	$715.03	$841.04	$1,821.97
NASDAQ National Market Index	$100.00	$152.35	$161.84	$184.72	$194.82	$230.57
NASDAQ Computer & Data Processing Index	$100.00	$149.98	$152.17	$174.43	$191.30	$229.09

18400 NE Union Hill Road signed and returned your proxy card. Redmond, WA 98052 Attn: Corporate Secretary

BROADRIDGE FINANCIAL SOLUTIONS, INC. N

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Mark, sign and date your proxy card and return it in the postage- paid envelope we have provided or return it to Concur Technologies, Inc., do Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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Ioooo 0000 ooool

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CONCUR TECHNOLOGIES, INC.

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The Board of Directors unanimously recommends a vote “FOR the Board For Withhold FOrAII TowithioIdauthoiitythvokrranyIncIividuaI of Director nominees and Proposal 2. All All except nniiee(s),nForJlEfawthe number(s) of the noninee(s) on the me bel 1. Proposal No. 1 - Election of Directors;

ClassIll 0 0 0 01) MichaelW. Hilton 02) Jeffrey T. McCabe For Against Abstain 2. Proposal No. 2- Ratification of Independent Public Accounting Firm 0 0 0

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSALS.

Please sign exactly as your name(s) appear(s) on this proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

BROADRIDGE

For address changes and/or comments, please check this box and write them on the back where indicated.

FINANCIAL SOLUTIONS, INC.

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11717 123,456,789,012

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Sionattire [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

CONCUR TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, March 12, 2008, 11:00a.m.

Bellevue Club, 11200 Southeast 6th Street, Bellevue, WA

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

The Securities and Exchange Commission has adopted rules that permit companies to send a single copy of annual reports, proxy statements, prospectuses and other disclosure documents to two or more investors sharing the same address, subject to certain conditions. The “householding” rules will provide greater convenience for investors and cost savings for companies by reducing the number of duplicate documents that investors receive.

Implementation and Consent

Unless we receive contrary instructions, if you have the same last name or are a member of the same family as any other investor who shares the same address, your household will receive only one copy of Concur Technologies’ proxy statement and other disclosure documents, although you will receive a separate proxy card for each investor in the household. This program began January 1 2004.

Withholding Consent

If you wish to continue receiving separate proxy statements for each household account, you must check the appropriate box on the reverse side of this proxy card.

Revoking and Duration of Consent

If you choose to revoke your consent to the householding program at a future date, you may do so by writing to Corporate Secretary, 18400 NE Union Hill Road, Redmond, WA 98052. We will remove you from the householding program within 30 days of receipt of your revocation of your consent. If we do not receive instructions from you to discontinue householding, your proxy materials will continue to be “househeld” until we notify you otherwise. However, if at any time you would like a separate copy of the annual report or proxy statement, please write us at the address shown above, and we will deliver it promptly.

Concur Technologies encourages your participation in this program. It not only allows us to reduce costs, but is more environmentally friendly by reducing the unnecesseiy use of materials.

January, 2008

Please detach here ‘‘

18400 NE Union Hill Road

Redmond, WA 98052

This proxy is solicited by the Board of Directors of Concur Technologies, Inc. for use at the Annual Meeting of Stockholders on March 12, 2008.

This proxy will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the Board of Director nominees and Proposal 2.

By signing the proxy, you revoke all prior proxies and appoint S. Steven Singh and Kyle R. Sugamele (the “Named Proxies’), and each of them, with full power of substitution, to vote on the matters shown on the reverse side and, in their discretion, on any other matters which may properly come before the Annual Meeting and all adjournments and postponements thereof.

Address Changes/ Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(See above for voting instructions)